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                  ADDENDUM TO ASSET SALE AND PURCHASE AGREEMENT


This is an Addendum to that Asset Sale and Purchase Agreement (hereafter referred to as "the Agreement") dated May 1, 2001, between Delsoft Consulting, Inc. as Seller and Mega Professionals International, Inc. as Buyer, and shall modify the terms of the Agreement in the manner and to the extent specified in this Addendum.

1.    Paragraph 28 shall be amended to include the following:
      "Promissory Note" shall mean either: (1) the secured promissory note between Seller and Comerica Bank, guaranteed by Benjamin J. Giacchino, Jeffrey A. Rinde, and Jerry Rosemeyer, which note was purchased by Buyer on March 1, 2001; or (2) any extension to said note.

2.    Paragraph 2.7 shall be amended to read:
      2.7 Assumption of Liabilities
      Buyer shall assume and discharge only those liabilities or obligations of Seller that are listed and initialed by Buyer on the attached document marked "Schedule 2.7." Seller shall indemnify Buyer for all other liabilities and obligations arising prior to closing, in accordance with Paragraph 17.3 of this contract.

3.    Paragraph 5.2.10 shall be amended to read:
      5.2.10 Stockholder Consent
      Seller has obtained the binding consent the majority of its stockholders to the sale of the consulting division to Buyer.

4. Paragraph 5.4 shall be amended so that the term "twelve (12) months" shall read "thirty-six (36) months."

5. A new Paragraph 10.2 shall be inserted, to read as stated below, and all other paragraphs in section 10 shall be re-numbered consecutively.
      10.2 Effect of Termination on Buyer's Payments
      In the event of the termination of this Agreement by Seller or any reason, any amounts paid by Buyer pursuant to Sections 2.2 and 2.3, shall be deemed "excess payments" pursuant to Section 2.3.

6. Old Paragraph 10.2 (new Paragraph 10.3) shall be amended to add the term "2.3" between the words "except for the provisions of Sections" and "5.5 and 6.2...." the intent here being that Section 2.3 will remain in effect on termination.

7.    Paragraph 11.1 shall be deleted.



8.    Paragraph 14 shall be amended to read:
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      "Agreement Not to Compete

      In connection with the transactions contemplated by this Agreement, the Seller, covenants and agrees that it shall not compete at any time, directly or indirectly with Buyer in owning, managing, operating, controlling or being a consultant to, participating or having any ownership interest in, or being connected in any material respect with the ownership, management, operation or control of any company which engages in the business of providing services, the same as those provided by the Consulting Division, for a period of two (2) years following the Closing Date."

9.    Paragraph 28 shall be amended to include the following:

      "Consulting Division" means that portion of the Seller's business which involves development, marketing, licensing and sales services on a long-term project basis providing comprehensive information technology services and solutions, including, but not limited to, outsourcer and systems integrator services, for mainframe and client-server projects."


10. Paragraph 17.2 shall be changed so that "February 28, 2001" shall be changed to read "May 1, 2001."

11. Paragraph 18.1 shall be amended to insert the words "the rights to excess payments provided in Section 2.3" after the words "...Section 17 of this Agreement" and after the words "and the right of set off..."

12. Paragraph 27 should be amended to provide that California shall be amended to provide that California shall be the governing law for the Agreement.

MEGA PROFESSIONALS INTERNATIONAL, INC

/s/ Bhavin Mehta
-----------------------------
by: Bhavin Mehta, President


DELSOFT CONSULTING, INC.

/s/ Adil Choksey
----------------------------
by: Adil Choksey
Title: Acting President
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                                  Schedule 2.7


      ASSUMPTION OF LIABILITIES AS FOLLOWS.


      -MPIC will assume payroll related liabilities after the closing date.

      -MPIC will assume all benefit related obligations (Health Insurance,401k) after the Closing date.

      -MPIC will assume all Immigration related obligations for all employees as of the closing date.